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                                    EXHIBIT 10.21





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                                     [LETTERHEAD]

                                        [LOGO]

                                                           June 22, 1996

Mr. James Dunathan
CEO
Anchor Pacific Underwriters, Inc.
1800 Sutter Street
Concord, California 94520


                                                  ENGAGEMENT LETTER
                                                 RE:  Business Consulting &
                                                      Investment Banking


Dear Jim:

    It was a pleasure meeting with you on Saturday and I would like to thank you for your time, courtesy and confidence in Gerbsman Partners. As per our discussion, I have outlined below an agreement from Gerbsman Partners to assist Anchor Pacific Underwriters, Inc. ("Anchor") as a business consultant/investment banker, in executing an agreed upon financing strategy for Insurance Service Underwriters, Inc. and subsidiaries.

    Set forth below are the services Gerbsman Partners would propose to perform for Anchor, and the compensation Gerbsman Partners would expect to receive from Anchor for those services.

SCOPE OF ENGAGEMENT

    Gerbsman Partners understands that Anchor has a number of objectives for its business consultant/investment banker. In order to meet the above objectives, Gerbsman Partners, as your business consultant/investment banker, will pursue the following work program on a best efforts basis:

                   1. Develop a selling strategy/plan to access short term debt financing sources for the acquisition by Anchor of Insurance Service Underwriters, Inc. and subsidiaries;

                   2. Assist Anchor, on a non-exclusive basis, to identify and close short term debt financing sources for the above.

GERBSMAN PARTNERS COMPENSATION

    Gerbsman Partners proposes to be compensated in such a way as to:

         1. Cover Gerbsman Partners costs for acting as a business consultant/investment banker;
         2. Provide finder's fees as a completion of successfully raising capital;
         3. Provide equity participation through the exercising of stock purchase options or warrants.


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    a. RETAINER AND FEES-

         1. With the above concepts in mind, Gerbsman Partners would expect to formalize its engagement by you a Business Consultant/Investment Banker at Anchor with the understanding of a fixed fee retainer of $ 25,000 plus reasonable business expenses through July 31, 1996; the $ 25,000 retainer will be due and payable to Gerbsman Partners on January 4, 1997, regardless of Gerbsman Partners finding capital for the acquisition. If Gerbsman Partners earns a finder's fee, then Anchor would not owe Gerbsman Partners the above retainer;

         2. Gerbsman Partners will receive from Anchor a $ 5,000 dollar advance for expenses upon the signing of this agreement. Gerbsman Partners will submit to Anchor a detail expense account, with available receipts, for expenses incurred on Anchor's behalf.

         3. After July 31, 1996, Anchor may terminate this agreement or enter into a modified agreement, to be mutually agreed upon, for Gerbsman Partners to continue to perform business consulting - investment banking/capital formation functions.

    b. GERBSMAN PARTNERS DIRECT FINDER'S FEE -

         1. Gerbsman Partners would expect to receive a finder's fee for any monies raised for equity, sub-debt, debt and/or mezzanine financing as a result of Gerbsman Partners direct efforts through its own sources. Gerbsman Partners will document these sources in writing to Anchor. Gerbsman Partners will be working on a non-exclusive basis;

         2. Gerbsman Partners finder's fee is 3 1/2% of the gross proceeds of the transaction for Insurance Service Underwriters, Inc. and subsidiaries.


    c. GERBSMAN PARTNERS INDIRECT FINDER'S FEE- Gerbsman Partners, through its efforts, may enlist other sources in the financing effort on behalf of the company. In these instances, it will be Gerbsman Partners responsibility to allocate a portion of Gerbsman Partners fees to these sources.


    d. PAYABLE DATE(S) FOR FINDER'S FEE AND/OR OTHER COMMISSIONS-

         Gerbsman Partners finder's fee will be due & payable to Gerbsman Partners by the Escrow Agent/Bank/Company at the same time as the monies Gerbsman Partners has assisted in raising for you are drawn down from the Escrow Account/ Bank/Company.


    e. RESIDUAL ENTITLEMENT-

         Gerbsman Partners and/or its successor(s) or its designee will be protected, for a period of 18 months from the date of any formal Engagement Letter or 18 months from the date a reserved financing prospect is registered by Gerbsman Partners, which ever is later, where Gerbsman Partners is retained to identify and close equity, debt, sub-debt and/or mezzanine financing candidates of Anchor and/or where funding of Anchor from funds received by Anchor are from any sources directly identified and reserved by Gerbsman Partners. These sources must and will be qualified as to their interest, be an identified investor and/or financing source and must have met with Anchor in person and/or qualified its interest by telephone, written follow up and/or electronic mail. Gerbsman Partners will furnish you with a regularly updated list of such contacts for your records.


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    f.   STOCK PURCHASE OPTIONS/WARRANTS-

              1. Gerbsman Partners will earn options/warrants for 30,000 shares of Anchor per this agreement, upon completion of a financing for the company;

              2. The options/warrants will have an exercise price per share of $ 1.75, be for a period of 4 years from the date of earning the option/warrant and carry provisions for piggyback rights registration rights;

              3. The options/warrants will be delivered to Gerbsman Partners by Anchor, no later than 30 days after the options/warrants are earned by Gerbsman Partners;

              4. Gerbsman Partners will earn the above warrants if any transaction closes between Anchor and Insurance Service Underwriters, Inc. and subsidiaries between the signing of this agreement and April 15, 1997, regardless of whether Gerbsman Partners has participated in the financing, finding the sources for the financing and/or assisting Anchor to close the financing.

NO GUARANTEE OF SUCCESS

    Gerbsman Partners cannot guarantee the successful completion of any equity, debt, sub-debt and/or mezzanine financing and makes no such guarantee herein, or as the basis for any component of our compensation

INDEMNIFICATION

    In consideration of Gerbsman Partners agreement to perform services under the terms of this engagement, the Company shall:

         a. indemnify and hold harmless Gerbsman Partners and any of its directors, officers, employees, consultants or agents ( each, individually, an "Indemnified Person") from any losses, claims, damages or liabilities to which such Indemnified Person may become subject arising in any manner out of or in connection with the rendering of services by Gerbsman Partners hereunder, except to the extent that such losses, claims, damages or liabilities are determined in judicial or administrative proceedings to have resulted primarily from the negligence or willful misconduct of such Indemnified Person; and

         b. reimburse such Indemnified Person for reasonable legal or other expenses, as they are incurred, that arise in connection with investigating, preparing to defend or defending any lawsuit, claim or proceeding and any appeals therefrom arising in any manner out of or in connection with the rendering of services by Gerbsman Partners hereunder; provided, however, that in the event a determination is made to the effect specified in subparagraph (a) above, such Indemnified Person promptly would remit to the Company any amounts reimbursed under this subparagraph (b). The company also agrees to hold harmless and indemnify Gerbsman Partners from any actions or statements, or any failures to act or make statements, which commission or omission would cause us to be in non-compliance with any and all Federal, State, Securities Exchange or other regulatory authorities in the continuance or completion of the investment banking transaction or funding for which Gerbsman Partners is rendering assistance and/or financial consulting advice.


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    The Company and Gerbsman Partners agree that (1) the above indemnification and reimbursement commitments set forth above shall apply whether or not such Indemnified Person is named party to any such lawsuit, claim or other proceeding and (2) promptly after receipt by Gerbsman Partners of notice of its involvement in any action, proceeding or investigation, it shall, if a claim in respect thereof is to be made under the preceding paragraph, notify the Company in writing of such involvement. To the extent it wishes, the Company shall be entitled to assume the defense of any action which is the subject of the preceding paragraph with counsel satisfactory to Gerbsman Partners.


TERM

    This agreement will have a term for one year from the date of execution, however it can be terminated unilaterally on July 31, 1996. In the event of any such termination of this agreement, the Company shall continue to obligated to pay to Gerbsman Partners (a) any compensation earned by Gerbsman Partners through the date of such termination, (b) any such compensation due, as set forth above, as a result of a transaction consummated through the efforts of Gerbsman Partners within eighteen months of such termination, and (c) any out-of-pocket expensed incurred by Gerbsman Partners through the date of termination. The indemnity, contribution and expense reimbursement liability of the Company shall remain operative and in full force and effect regardless of any such termination. This agreement will be governed by the laws of the State of California and may be amended only in writing signed by both parties.


SUMMATION

    Jim, I would like to again thank you for your courtesy and confidence and I look forward to establishing a mutually beneficial relationship with you and anchor. If the foregoing correctly sets forth our understanding, please sign the acknowledgment below and remit a check in the amount of $ 5,000 to Gerbsman Partners.



Accepted:                    Sincerely yours,

June 27, 1996           /s/Steven R. Gerbsman
                        Gerbsman Partners
                        Steven R. Gerbsman
                        Principal
By:
/s/ James Dunathan
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Anchor Pacific Underwriters, Inc.
James Dunathan
CEO